EXHIBIT 21.1

SUBSIDIARIES OF WYNN RESORTS, LIMITED

Valvino Lamore, LLC

Wynn Design & Development, LLC

Desert Inn Water Company, LLC

Desert Inn Improvement Co.

Wynn Resorts Holdings, LLC

Palo, LLC (a Delaware limited liability company)

Wynn Las Vegas, LLC

Wynn Completion Guarantor, LLC

Wynn Las Vegas Capital Corp.

Las Vegas Jet, LLC

World Travel, LLC

Wynn Show Performers, LLC

Toasty, LLC (a Delaware limited liability company)

Rambas Marketing, LLC

Worldwide Wynn, LLC

Kevyn, LLC

Wynn Group Asia, Inc.

Wynn Resorts, International (an Isle of Man corporation)

Wynn Resorts (Macau) Holdings, Ltd. (an Isle of Man corporation – 65.7% of value; 79.3% of votes)

Wynn Resorts (Macau), Ltd. (1)

Wynn Resorts (Macau), S.A. (2) (51%; 39% of capital and 49% of dividends owned by Wynn Resorts International, Ltd.)

All subsidiaries are formed in the State of Nevada and wholly-owned unless otherwise specifically identified.

(1)	A company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China

(2)	A company organized and existing under the laws of Macau Special Administrative Region of the People’s Republic of China